Exhibit 4.5(i)

Compass Group Diversified Holdings LLC

301 Riverside Avenue, 2nd Floor

Westport, Connecticut 06880

September 30, 2020

5.11, Inc.

5.11 TA, Inc.

1360 Reynolds Ave.

Irvine, CA

92614

Attention: Mr. James McGinty

Re:	Eighth Amendment to Credit Agreement

Ladies and Gentlemen:

Reference is made hereby to that certain Credit Agreement, dated as of August 31, 2016, as amended prior to the date hereof (the “Existing Credit Agreement”), by and among Compass Group Diversified Holdings LLC, a Delaware limited liability company, as lender (together with its successors and assigns, the “Lender”), 5.11, Inc., a California corporation, as borrower (“Borrower”), and 5.11 TA, Inc. a Delaware corporation, as co-borrower (“Co-Borrower”). Capitalized terms used but not defined in this letter agreement (this “Amendment”) have the meanings ascribed to them in the Credit Agreement.

Borrower has informed Lender of its desire to acquire on or about October 1, 2020 (i) that certain retail store located at 15693 San Pedro Ave, San Antonio, TX 78232, and (ii) that certain retail store located at 5511 W Loop 1604 N #101, San Antonio, TX 78253, in each case pursuant to an Asset Purchase Agreement in substantially the form attached hereto as Exhibit A, for the Purchase Price as defined therein and on such other terms as set forth therein (together, the “Partner Store Acquisitions”).

Borrower and Co-Borrower have requested that Lender approve the Partner Store Acquisitions by amending, and Lender desires to amend, the Existing Credit Agreement in accordance with the terms and conditions set forth herein (the Existing Credit Agreement, as amended by this Amendment, being herein referred to as the “Credit Agreement”). Accordingly, subject to the conditions set forth herein below, effective as of the date of this Amendment, Borrower, Co-Borrower and Lender hereby agree to, and do hereby, amend the Existing Credit Agreement as follows:

1.	Section 1.1 of the Existing Credit Agreement is hereby amended by adding the following defined terms:

Eighth Amendment to Credit Agreement means that certain Eighth Amendment to Credit Agreement, dated as of September 30, 2020, by and among Borrower, Co-Borrower and Lender.

Partner Store Acquisitions means the acquisition by Borrower on or about October 1, 2020 of (i) that certain retail store located at 15693 San Pedro Ave, San Antonio, TX 78232, and (ii) that certain retail store located at 5511 W Loop 1604 N #101, San Antonio, TX 78253, in each case pursuant to an Asset Purchase Agreement in substantially the form attached as Exhibit A to the Eighth Amendment to Credit Agreement.

2.	Section 7.11 of the Existing Credit Agreement is hereby amended by:

(i) deleting “; and” at the end of clause (g) thereof,

(ii) deleting “.” at the end of clause (h) thereof and replacing it with “; and”, and

(iii) adding the following new clause (i) thereto:

(i) the Partner Store Acquisitions.

3.	Section 7.14.4 of the Existing Credit Agreement is hereby amended and restated such that such Section shall read in its entirety as follows:

“7.14.4 Capital Expenditures.

Not permit the aggregate amount of all Capital Expenditures for the Fiscal Year ending December 31, 2020 (exclusive of the Partner Store Acquisitions) and any Fiscal Year ending thereafter to exceed $14 million for each such Fiscal Year.

If Borrower, Co-Borrower and the Subsidiaries do not utilize the entire amount of the Capital Expenditures permitted in any Fiscal Year, so long as no Default or Event of Default exists or would be caused thereby, Borrower may carry forward to the immediately succeeding Fiscal Year only, 50% of such unutilized amount (with Capital Expenditures in such succeeding Fiscal Year applied last to such carried forward unutilized amount).”

Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Notwithstanding anything in this Amendment to the contrary, as a condition to the effectiveness of this Amendment, Lender shall have received each of: (i) this Amendment, duly authorized and executed by Borrower and Co-Borrower; (ii) a copy of Lien search results evidencing any Liens against the assets acquired in the Partner Store Acquisitions, together with releases thereof satisfactory to Lender; and (iii) such other agreements, documents, instruments and certificates as Lender may have reasonably requested.

Each of Borrower and Co-Borrower hereby represents and warrants that (a) the representations and warranties in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent such representations or warranties relate solely to an earlier date), and (b) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

This Amendment is a “Loan Document” under the Credit Agreement and reflects the entire understanding of the parties with respect to the matters covered hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart hereof. Any party delivering an executed counterpart of this Amendment by facsimile or electronic mail also shall deliver an original executed counterpart hereof, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Amendment.

This Amendment shall be construed under and governed by the laws of the State of New York.

{Signature page follows}

Cordially,

LENDER:

COMPASS GROUP DIVERSIFIED HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ Ryan J. Faulkingham
Name: Ryan J. Faulkingham
Title: Chief Financial Officer

BORROWER:

5.11, INC.

By:	/s/ James McGinty
Name: James McGinty
Title: Chief Financial Officer

CO-BORROWER:

5.11 TA, INC.

By:	/s/ Patrick A. Maciariello
Name: Patrick A. Maciariello
Title: President

Signature Page to Eighth Amendment [5.11]